Exhibit 10.4

CONSENT TO SUBLEASE

This CONSENT TO SUBLEASE (this “Consent”) is made and entered into as of December 14, 2007, by and among VII PAC SHORES INVESTORS, LLC, a Delaware limited liability company (“Landlord”), NUANCE COMMUNICATIONS, INC., a Delaware corporation (“Tenant”), and SERENA SOFTWARE, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A. Landlord, as successor-in-interest to Pacific Shores Development, LLC and Tenant entered into that certain Triple Net Building Lease dated May 5, 2000 (the “Master Lease”), for approximately 141,180 rentable square feet (the “Premises”) located in Building 3 (the “Building”) with an address of 1900 Seaport Boulevard, Redwood City, California 94063. All capitalized terms used in this Consent and not defined herein have the same meaning as in the Master Lease.

B. Tenant desires to sublease a portion of the Premises located on the second floor of the Building, containing approximately 35,260 rentable square feet (the “Subleased Premises”), to Subtenant pursuant to a Sublease dated December 5, 2007 (the “Sublease”), a signed copy of which is attached as Exhibit A hereto. Such Sublease shall be under and subject to the terms of the Master Lease as such terms apply to the Subleased Premises. Landlord is willing to consent to the Sublease, subject to the terms and conditions of this Consent.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Tenant and Subtenant agree as follows:

1. Consent to Sublease.

(a) Subject to the terms and conditions of this Consent, Landlord hereby consents to the Sublease for the Subleased Premises. Nothing in this Consent or in the Sublease shall be deemed a waiver by Landlord of any right that it may have to terminate or amend the Master Lease pursuant to the terms thereof or as otherwise may be agreed upon by Landlord and Tenant. The foregoing consent shall not operate as approval or ratification by Landlord of any of the expressed or implied provisions of the Sublease and Landlord shall not be bound by or estopped in any way by the provisions of the Sublease. Except as expressly set forth in this Consent, this Consent shall not be construed or implied to be a consent to any other matter for which Landlord’s consent is required under the Master Lease, including, without limitation, any Alterations or any signage.

(b) Tenant shall reimburse Landlord upon demand for its reasonable costs and expenses, including attorneys’ fees, incurred by Landlord in connection with the proposed Sublease and this Consent is expressly conditioned on such payment timely being made.

(c) This Consent shall in no way release Tenant or any person or entity claiming by, through or under Tenant from any of its covenants, agreements, liabilities and duties under the Lease (including, without limitation, all indemnification and insurance obligations), as the same may be amended from time to time, without respect to any provision to the contrary in the Sublease.

(d) Tenant shall be liable to Landlord for any default under the Master Lease, whether such default is caused by Tenant or Subtenant or anyone claiming by or through either Tenant or Subtenant, but the foregoing shall not be deemed to restrict or diminish any right which Landlord may have against Subtenant pursuant to the Master Lease, in law or in equity for violation of the Master Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Master Lease by Subtenant.

2. Sublease Subordinate. The Sublease is and shall be at all times subject (as such terms apply to the Subleased Premises) and subordinate to the Master Lease. Nothing in this Consent shall be construed to amend or waive any of the provisions, covenants or conditions in the Master Lease. In the case of any conflict between any provision of the Master Lease and any provision of the Sublease, the Master Lease shall govern as between Landlord and Tenant.

3. Consent to Govern. In the ease of any conflict between the provisions of this Consent and the provisions of the Sublease or the Master Lease, the provisions of this Consent shall prevail as between Landlord and Tenant or as between Landlord and Subtenant.

4. Further Transfers. Any further or additional sublease, assignment, termination or other transfer of any interest in the Sublease or the Subleased Premises shall require the prior written consent of Landlord pursuant to the terms and conditions of the Master Lease.

5. Landlord Not Party to Sublease. Landlord shall not by reason of this Consent (a) be bound by or become a party to the Sublease, (b) be deemed to have accepted the attornment of Subtenant, or (c) be deemed liable to Subtenant (x) for any failure of Tenant to perform or observe Tenant’s obligations under the Sublease or (y) in connection with the Subleased Premises. Notwithstanding anything to the contrary contained in the Sublease, Landlord shall have no obligation (i) to Tenant in connection with the Subleased Premises (except for Landlord’s obligations per the Master Lease) or the Sublease, or (ii) to Subtenant in connection with the Subleased Premises, the Sublease or the Master Lease (except as expressly provided in subparagraph 8(b) below, with respect to Waiver of Subrogation). Subtenant shall have no right, and there shall not be vested in Subtenant any right, to exercise rights of first refusal, options, or other similar preferential rights, if any, given to Tenant as the Lessee under the Master Lease. Nothing in the Sublease, this Consent or otherwise shall be deemed to be an express or implied agreement on the part of Landlord to recognize or allow the Sublease to continue beyond any termination of the Master Lease. The parties hereto acknowledge and agree that the Sublease shall terminate (to the extent it has not already done so) upon the expiration or earlier termination of the Master Lease for any reason whatsoever; provided, however, that any such earlier termination of the Master Lease shall not relieve Tenant from liability to Subtenant for any breach by Tenant of its obligations under the Sublease, as expressly provided in the Sublease.

6. Indemnity. Except to the extent any Claim results solely from the active negligence or willful misconduct of Landlord or its employees, representatives, directors, officers, agents, contractors or invitees, or is otherwise covered by the insurance Landlord is required to carry under the Master Lease, Subtenant hereby indemnifies and agrees to defend, protect and hold harmless Landlord and the employees, representatives, directors, officers, agents and lenders of Landlord, against and from any and all losses, claims, liabilities, judgments, costs, demands, causes of action, and expenses (including, without limitation, reasonable attorneys’ fees and consultants’ fees) (collectively, “Claims”), arising from or related to: (i) any violation of law by Subtenant or its employees, representatives, directors, officers, sublessees, assignees, agents, invitees or independent contractors (collectively, “Subtenant Agents”) applicable to the Subleased Premises or Subtenant’s use or occupancy of the Subleased Premises; (ii) any act or omission by Subtenant or Subtenant Agents resulting in the release of Hazardous Materials (as defined in the Master Lease) in, on or about all or any part of the Subleased Premises or the Project; (iii) death or injury to any person or damage to or destruction of any property occurring during the term of the Sublease that is caused (A) while that person or property is in or about the Subleased Premises, (B) by some condition of the Subleased Premises, or (C) by any act or omission of Subtenant or Subtenant Agents in, adjacent, on or about the Subleased Premises with the permission, consent or sufferance of Subtenant; or (iv) any matter connected to or arising out of Subtenant’s use or occupation of the Subleased Premises, or any failure in the timely observance or performance of any obligation on Subtenant’s part to be observed or performed under the Sublease (including, without limitation, obligations of Tenant under the Master Lease which Subtenant has agreed to observe or perform under the Sublease). If any action or proceeding is brought against Landlord by reason of any such Claim, upon notice from Landlord, Subtenant shall defend the same with legal counsel reasonably acceptable to Landlord and at Subtenant’s sole expense. The obligations of Subtenant under this paragraph 6 shall survive any termination of the Sublease or the Master Lease. In no event shall Subtenant be responsible for remediation of any Hazardous Materials identified in Exhibit I to the Master Lease which were at the Premises prior to the commencement date of the Master Lease.

7. Assignment of Rent and Default.

(a) Assignment of Rent. Tenant hereby irrevocably assigns and transfers to Landlord all of Tenant’s interest in the Rent (as that term is defined in the Sublease) payable by Subtenant under the Sublease, subject however, to the terms of paragraph 7(b) below and subject to the rights of Landlord’s lenders pursuant to any subordination, non-disturbance and attornment agreement now or hereafter existing between Landlord and such lender(s).

(b) License to Collect Sublease Rents. Landlord, by executing this Consent, agrees that during any period of time (i) when there is no default by Tenant under the Master Lease (beyond notice and the expiration of the applicable cure period in the Master Lease) or (ii) when Tenant has failed to timely perform or observe an obligation under the Master Lease and Landlord is legally prevented from issuing a notice of default, Tenant may receive, collect and enjoy the rents accruing under the Sublease. However, if Tenant shall (i) default under the Master Lease (after notice and the expiration of the applicable cure period in the Master Lease), or (ii) fail to timely perform or observe an obligation under the Master Lease and Landlord is legally prevented from issuing a notice of default, then Landlord may, at its option and in addition to all other rights and remedies available under the Master Lease, at law or in equity, receive and collect, directly from Subtenant, all Rent owing or thereafter becoming due under the Sublease during the period of time in which there exists such uncured failure by Tenant.

(c) Authorization to Direct Sublease Payments. Tenant hereby irrevocably authorizes and directs Subtenant to pay to Landlord Rent which is due and unpaid as of any date on or after the delivery by Landlord of a written notice (“Payment Notice”) demanding payment of Rent and stating that either (i) a default exists (after notice and the expiration of the applicable cure period in the Master Lease) in the performance or observance of Tenant’s obligations under the Master Lease, or (ii) Tenant has failed to timely perform or observe an obligation under the Master Lease and Landlord is legally prevented from issuing a notice of default. Tenant agrees that Subtenant shall have the right to rely upon any such Payment Notice from Landlord, and that Subtenant shall pay Rent to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary. Tenant shall have no right or claim against Subtenant for any such Rent so paid by Subtenant to Landlord.

(d) Additional Provisions. Subtenant shall provide to Tenant concurrently with any payment to Landlord reasonable evidence of such payment. Any sums paid directly by Subtenant to Landlord in accordance with this paragraph 7 shall be credited toward amounts payable by Subtenant to Tenant under the Sublease and Landlord shall credit such amounts towards the rent or damages due from Tenant under the Master Lease.

(e) No Liability to Subtenant. Landlord shall not, by reason of the foregoing provisions of this paragraph 7 or by exercising its rights to direct and accept payments from Subtenant (i) be bound by or become a party to the Sublease, (ii) be deemed to have accepted the attornment of Subtenant, or (iii) be deemed liable to Subtenant for any failure of Tenant to perform and comply with Tenant’s obligations under the Sublease.

(f) Landlord’s Attornment Option. Notwithstanding anything herein to the contrary, in the event of Tenant’s default under the Master Lease, Landlord in its sole and absolute discretion may at any time elect to have Subtenant either attorn to Landlord or vacate the Subleased Premises, by giving written notice to Subtenant. If Landlord elects to have Subtenant attorn to Landlord, such notice shall state that Landlord is assuming Tenant’s position under the Sublease and that Subtenant shall attorn to Landlord and be bound to Landlord under all the terms, covenants and conditions of the Sublease for the balance of the Sublease term and any extensions or renewals thereof which may then or later be in effect, all with the same force and effect as if Landlord had been the original Sublandlord for the Subleased Premises under the Sublease. Any attornment shall be effective and self-operative without the execution of any further instruments. In the event Landlord elects to cause Subtenant to attorn as set forth herein, in no event shall Landlord be (i) liable for any act or omission by Tenant, (ii) subject to any offsets or defenses which Subtenant had or might have against Tenant, (iii) obligated to recognize and credit Subtenant with any security deposit or other payment unless the same has been remitted by Tenant to Landlord and identified by Tenant (in writing) as being such security deposit or other payment, (iv) obligated to perform or pay for any build-out of the Subleased Premises, or (v) bound by any amendment to the Sublease not consented to by Landlord, in writing.

8. Insurance; Waiver of Subrogation.

(a) Subtenant shall name Landlord and Tenant and their respective lenders identified to Subtenant as “additional insured” on all liability policies carried by Subtenant with respect to the Subleased Premises.

(b) Landlord, Tenant and Subtenant (each, a “Waiving Party”) hereby release and relieve the others (each, a “Released Party”), and each Waiving Party hereby waives its entire right of recovery against each Released Party, for loss or damage to property arising out of or incident to perils which are required to be insured against by the Waiving Party pursuant to the terms of the Master Lease and/or Sublease, which perils occur on or about the Subleased Premises, whether due to the negligence of any of them, or their respective agents, employees contractors and/or invitees. Notwithstanding the foregoing, nothing herein shall be deemed to affect the obligation of Tenant to reimburse Landlord for the amount of any deductible portion of Landlord’s insurance policy pursuant to the terms of the Master Lease. Each Waiving Party shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Consent and shall obtain from their respective insurance carriers a waiver of the rights of subrogation.

9. Brokerage Commissions. Tenant shall indemnify and hold harmless Landlord for any claim or liability arising out of any assertion by any real estate finder, agent or broker that a commission or fee is due and payable in connection with the transactions contemplated by the Sublease.

10. Representations Regarding Consideration. Tenant and Subtenant each represents and warrants that the Sublease sets forth the true accurate and full amount of all consideration to be received, directly or indirectly, by Tenant and furnished, directly or indirectly, by Subtenant in connection with the Sublease and this Consent is conditioned on the truth of said representation and warranty.

11. Notice From Tenant. Tenant shall provide written notice to Landlord within five (5) business days after the occurrence of any termination of the Sublease.

12. Attorneys’ Fees. In the event that any legal action or proceeding, including, without limitation, arbitration and declaratory relief, is commenced for the purpose of enforcing or seeking a declaration of any rights or remedies pursuant to this Consent, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties reasonable attorneys’ fees, as well as costs of suit, in such action or proceeding.

13. Miscellaneous Provisions.

(a) Tenant and Subtenant each agrees not to amend, modify, supplement, or otherwise change in any material respect the Sublease without the prior written consent of Landlord which shall not be unreasonably withheld from Tenant. Landlord shall not be bound by any amendment, modification, supplement, or change to the Sublease that is not made in accordance with this subparagraph.

(b) This Consent contains the final expression and entire agreement as well as a complete and exclusive statement of that agreement among the parties hereto regarding the matters which are the subject of this Consent and shall not be contradicted by any prior agreement or contemporaneous oral agreement. The terms, covenants and conditions of this Consent shall apply to and bind the permitted heirs, successors, assigns, executors and administrators of all the parties hereto. The parties hereto acknowledge and agree that no rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall be employed in the interpretation of this Consent. If any provision of this Consent is determined to be illegal or unenforceable such determination shall not affect any other provisions of this Consent and all such other provisions shall remain in full force and effect.

(c) Each party hereto certifies to each of the other parties that it is not a debtor under the Bankruptcy Code (11 U.S.C. §§101 et seq.) and that there is no pending involuntary petition pending against it under the Bankruptcy Code.

(d) By signing this Consent each person signing this Consent on behalf of an entity party certifies that he or she is authorized to execute this Consent and to bind his or her respective party to the terms of this Consent, and that all corporate or other entity action necessary to authorize the execution of this Consent by each respective party has been taken and is presently in force and effect.

(e) This Consent may be executed in any number of counterparts, each of which shall be deemed an original, and when taken together they shall constitute one and the same Consent.

(f) Nothing in this Consent shall be deemed a consent by Landlord to any change of any nature in the size or location of the Subleased Premises (whether increase, decrease, different Building(s) or floors or otherwise) notwithstanding anything in the Sublease. Any such change shall require the prior written consent of Landlord, which will not be unreasonably withheld or delayed.

14. Notices. All notices required, authorized or permitted by this Consent to Sublease or applicable law shall be in writing and (i) may be delivered in person (by hand or courier), (ii) may be served by any of the methods authorized by California Code of Civil Procedure, Section 1162, or (iii) may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail or other nationally-recognized overnight courier, with postage prepaid and shall be deemed given on the date delivered or, if delivery is attempted but fails, on the first date delivery was attempted but refused or prevented by absence of a party, locked door or other physical barrier. Any party hereto may by written notice to the other specify a different address for notice.

Landlord:	VII Pac Shores Investors, LLC c/o Starwood Asset Management 455 Market Street, Suite 2200 San Francisco, California 94105

Tenant:	Nuance Communications, Inc. One Wayside Road Burlington, Massachusetts 01803 Attention: Director of Global Ops/Real Estate

and:	Nuance Communications, Inc. One Wayside Road Burlington, Massachusetts 01803 Attention: General Counsel

Subtenant:	SERENA Software, Inc. 1900 Seaport Boulevard Redwood City, California 94063 Attention: General Counsel

15. Ratification of Lease. By signing this Consent, Landlord and Tenant each acknowledge that the Master Lease is hereby confirmed and ratified as being in full force and effect and to the best knowledge of each, no default of either party exists under the Master Lease nor does there exist any condition or circumstance which with the passage of time or the giving of notice or both would constitute a default under the Master Lease.

IN WITNESS WHEREOF, Landlord, Tenant and Subtenant have executed this Consent as of the day and year first hereinabove written.

LANDLORD:	VII PAC SHORES INVESTORS, LLC, a Delaware limited liability company

	By:	/s/ Mark Deason
	Name:	Mark Deason
	Title:	Vice President

TENANT:	NUANCE COMMUNICATIONS, INC., a Delaware corporation

	By:	/s/ James Arnold Jr.
	Name:	James Arnold Jr.
	Title:	SVP & CFO

SUBTENANT:	SERENA SOFTWARE, INC., a Delaware corporation

	By:	/s/ Edward Malysz
	Name:	Edward Malysz
	Title:	SVP & General Counsel

Exhibit A

COPY OF SIGNED SUBLEASE AGREEMENT

A–1